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                                                                   EXHIBIT 3.1.2

                             ORIGEN FINANCIAL, INC.

      CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE,
          PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF SERIES A
            CUMULATIVE REDEEMABLE PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         Origen Financial, Inc., a corporation organized and existing under the General Corporation Law of the Sate of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation ("Board of Directors") by its Second Amended and Restated Certificate of Incorporation ("Certificate of Incorporation"), and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors with full power and authority to act on behalf of the Corporation, at a meeting held on November 18, 2003, duly approved and adopted the following resolution:

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 500 shares of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, having the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         I. The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock are as follows:

         (a) For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

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                  "Cumulative Dividends" shall mean all accumulated, accrued and unpaid dividends.

                  "Issue Date" shall mean for any share of Series A Preferred Stock the initial date of issuance of such share of Series A Preferred Stock.

                  "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation over which the Series A Preferred Stock has preference or priority in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation.

         (b) The series of preferred stock authorized hereunder shall be designated as "Series A Cumulative Redeemable Preferred Stock" ("Series A Preferred Stock"). The number of shares constituting such series shall be 500. The par value of the Series A Preferred Stock shall be $0.01 per share of Series A Preferred Stock.

         (c) The dividend rights of the Series A Preferred Stock are as follows:

                  (i) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of assets legally available for that purpose, cumulative dividends payable in cash at the annual rate

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                  of twelve and one half per cent (12.5%) of the liquidation preference (as set forth in Section I (d) below) per share on such dates as may be set by the Board of Directors (each a "Dividend Payment Date") to holders of record on such date, not more than sixty (60) nor less than ten (10) days preceding such Dividend Payment Date, fixed for such purpose by the Board of Directors (a "Dividend Record Date"). Such dividends shall accumulate on a daily basis computed on the basis of a 360-day year consisting of twelve 30- day months, shall be cumulative and shall accrue from the Issue Date, whether or not such dividends shall be declared or there shall be assets of the Corporation legally available for the payment of such dividends, and shall be declared and paid within 30 calendar days after March 31, June 30, September 30 and December 31 of each year, commencing with the calendar quarter ending March 31, 2004 (each 30-day period, a "Dividend Payment Period"). To the extent not paid during any Dividend Payment Period, all Cumulative Dividends on each share of Series A Preferred Stock accrued during the three-month period immediately prior to the Dividend Payment Period shall be accumulated and shall remain accumulated dividends with respect to each such share of Series A Preferred Stock until paid and shall accrue interest from the end of the calendar quarter to which such Dividend Payment Period relates at the simple per annum rate of twelve and one half per cent (12.5%) on the amount of the unpaid dividends through the date the unpaid Cumulative Dividends are paid ("Dividend Interest"). The amount of Cumulative Dividends on any shares of Series A Preferred Stock, or fraction thereof, at any date, shall be the amount of any dividends thereon calculated at the

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                  applicable rate to and including such date, whether or not earned or declared, which have not been paid in cash.

                  (ii) So long as any of the Series A Preferred Stock is outstanding, no dividends (other than dividends declared and paid with respect to Junior Stock prior to March 31, 2004 and other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation or other distribution of cash or other property declared or made, directly or indirectly, by the Corporation with respect to any Junior Stock, nor shall any share of Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any share of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case the full Cumulative Dividends on all outstanding Series A Preferred Stock and the amount of any unpaid Dividend Interest shall have been paid or such Cumulative Dividends and amount of any unpaid Dividend Interest, through the date of the declaration or payment of any dividend on the Junior Stock or distribution with respect to any Junior Stock or the redemption, purchase or acquisition of any Junior Stock, shall have been declared and set apart for payment with respect to the Series A Preferred Stock.

         (d) The liquidation preference of the Series A Preferred Stock is as follows:

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                  (i)      In the event of any liquidation, dissolution or
                  winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of Junior Stock, the Corporation shall pay to the holders of Series A Preferred Stock one thousand dollars ($1,000) per share of Series A Preferred Stock plus an amount equal to the sum of (x) all Cumulative Dividends (whether or not earned or declared) to the date of final distribution to such holders,
                  (y) any unpaid Dividend Interest and (z) the applicable Redemption Premium (as defined below) if the liquidation, dissolution or winding up occurs during a period in which a Redemption Premium is required to be paid, but such holders shall not be entitled to any further payment. Until the holders of the Series A Preferred Stock have been paid this liquidation preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. For the purposes of this
                  Section I(d), neither (i) a consolidation or merger of the Corporation nor (ii) a sale or transfer of all or substantially all of the Corporation's assets (or any similar type of transaction, including, without limitation, a sale of all or substantially all of the shares of Common Stock of the Corporation), shall be deemed to be a liquidation, dissolution or winding up of the Corporation that would entitle the holders of Series A Preferred Stock to receive the amounts specified upon a liquidation pursuant to the first sentence of this Section I(d)(i).

                  (ii) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Delaware General

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                  Corporation Law, amounts that would be needed, if the
                  Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Stock shall not be added to the Corporation's total liabilities.

         (e) Shares of Series A Preferred Stock shall be redeemable on the following terms:

                  (i) Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation out of funds legally available therefor at any time at a redemption price payable in cash equal to the sum of (x) one thousand dollars $1,000 per share of Series A Preferred Stock (plus an amount equal to all unpaid Dividend Interest, if any, to the Call Date, and all Cumulative Dividends, if any, to the Call Date, whether or not earned or declared, as provided below) and (y) $200.00 per share of Series A Preferred Stock if the Call Date is on or before December 31, 2005; $150.00 per share of Series A Preferred Stock if the Call Date is after December 31, 2005 and on or before December 31, 2006; $100.00 per share of Series A Preferred Stock if the Call Date is after December 31, 2006 and on or before December 31, 2007; and $50.00 per share of Series A Preferred Stock if the Call Date is after December 31, 2007 and on or before December 31, 2008 (each, a "Redemption Premium").

                  (ii) Series A Preferred Stock shall be redeemed by the Corporation on or about the date specified in the notice to holders required under Section I(e)(iv) below (the date of redemption being herein referred to as the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than ten (10) days nor more than sixty (60) days after the date

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                  notice of redemption is sent by the Corporation. Upon any
                  redemption of Series A Preferred Stock pursuant to Section I(e)(i) above, the Corporation shall pay in cash to the holder of such stock an amount equal to all Cumulative Dividends, if any, to the Call Date, whether or not earned or declared. Notwithstanding the establishment of a Call Date, the Board of Directors may make any redemption and the payment of amounts required in connection therewith subject to reasonable conditions, including the occurrence of events after the action of the Board of Directors. Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued dividends on shares of Series A Preferred Stock called for redemption.

                  (iii) If full Cumulative Dividends on all outstanding Series A Preferred Stock have not been paid or declared and set apart for payment, and the amount of all unpaid Dividend Interest has not been paid or set apart for payment, no Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

                  (iv) If the Corporation shall redeem Series A Preferred Stock pursuant to Section I(e)(i) above, notice of such redemption shall be given to each holder of record of the stock to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation not less than ten (10) days nor more than sixty (60) days prior to the Call Date. Neither the failure to mail any notice required by this Section I(e)(iv), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings

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                  for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series A Preferred Stock to be redeemed; and (3) that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to issue and make available the amount of cash necessary to effect such redemption, including the amount of any unpaid Dividend Interest to the Call Date and all Cumulative Dividends to the Call Date, whether or not earned or declared), (A) dividends on the Series A Preferred Stock so called for redemption shall cease to accumulate or accrue on the Series A Preferred Stock called for redemption,
                  (B) said stock shall no longer be deemed to be outstanding, and (C) all rights of the holders thereof as holders of Series A Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit with a bank or trust company that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Stock so called for redemption. No interest

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                  shall accrue for the benefit of the holders of Series A
                  Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

                  (v) If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series A Preferred Stock not previously called for redemption by lot or by any other method as may be determined by the Board of Directors in its discretion to be equitable.

         (f) All Series A Preferred Stock which shall have been issued and redeemed or reacquired in any manner by the Corporation shall not be reissued and shall be retired and the Corporation shall take all such actions as are necessary to restore such shares to the status of authorized but unissued Preferred Stock, without designation as to series.

         (g) The voting rights of the Series A Preferred Stock are as follows:

                  (i) Except as expressly provided in this Section I(g) or as required by applicable law, the holders of Series A Preferred Stock shall have no voting rights.

                  (ii) So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote of at least a 90% of the votes entitled to be cast by the holders of the Series A Preferred Stock given in person or by proxy, at any meeting called for the purpose, shall be necessary for (A) effecting or validating any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation

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                  (including the preferences, rights, voting powers,
                  restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock) that materially and adversely affects the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock; provided, however, that neither the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock nor a sale or transfer of all or substantially all of the assets of the Corporation shall be deemed to materially and adversely affect the preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock, (B) issuing shares of any class or series of stock which would entitle the holders thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference, priority or parity to the holders of Series A Preferred Stock, or (C) any merger or consolidation in which the Corporation is not the surviving entity; provided that no such vote will be required if either (x) as a result of the merger or consolidation, the holders of Series A Preferred Stock receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of the Series A Preferred Stock or (y) at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, provision is or shall have been made by the Board of Directors for the redemption of all of the shares of

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                  Series A Preferred Stock pursuant to Section I(e) above, and at the effective time of such act, sufficient funds shall have been set apart for payment to effect such redemption. For purposes of this Section I(g)(ii), each share of Series A Preferred Stock shall have one vote per share.

         (h) The Series A Preferred Stock shall be subject to the provisions of Article 7 with respect to limitations on the transfer and ownership of Equity Stock.

         (i) If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

                  IN WITNESS WHEREOF, this Certificate has been signed this 29 day of December, 2003 by the undersigned who certifies that the statements made herein are true and correct.

                                                    ORIGEN FINANCIAL, INC.

                                                    By:    /s/ J. Peter Scherer
                                                       -------------------------

                                                    Title: President
                                                          ----------------------


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